Exhibit 4.7

Guaranty Contract

(Counter Security)

Debtor: Daqing Borun Biotechnology Co., Ltd

Counter-Guarantor (Party A): Shandong Borun Industrial Co., Ltd

Guarantor (Party B): Heilongjiang Zeyu Financing and Security Co., Ltd

Guaranty Contract

(Counter Security)

Party A: (full name) Shandong Borun Industrial Co., Ltd

Legal Representative: WANG Jinmiao

Address (Correspondence Address): South, Bohai Industrial Park, Shouguang City (south of Yangkou Town)

Tel and Fax: 0536-54556688

Party B: (full name) Heilongjiang Zeyu Financing and Security Co., Ltd

Legal Representative: WANG Xiaoyu

Address (Correspondence Address): No.58, Chenggaozi Street, Xiangfang District, Harbin City

Tel and Fax: 0451-51866018

In order to ensure the actual performance of the debtor’s obligations under the Loan Contract (23060550-2012 (Qing Ying) Zi No 0038) (the “Master Contract”) entered into on September 14 2012 between Daqing Borun Biotechnology Co., Ltd (the “Debtor”) and Daqing Branch of Agricultural Development Bank of China (the “Creditor”), and the Contract of Entrustment of Security (Ze Yu Wei Bao Zi 2012 No.1) entered into with Party B, and to ensure the realization of the Creditor’s rights and Party B’s rights, Party A is willing to provide guaranty to Party B as the counter security. For purpose of defining the rights and obligations of both parties, upon the equal negotiation and agreement, the parties have entered into this contract according to the Contract Law of the People’s Republic of China and the Security Law of the People’s Republic of China and other laws and regulations.

Article I Type and Amount of the Secured Credit Right

The credit right secured under this contract is the loan granted by the Creditor according to the Master Contract (and Party B provides guaranty for such loan), and the amount is RMB Ten million.

Article II Loan Period of the Debtor under the Master Contract

Party A’s loan period under the Master Contract is 12 months, from September 14 2012 to September 13 2013 If the actual loan period of the Master Contract is inconsistent with this article, the Master Contract will prevail.

Article III Method of Guaranty

This contract adopts the guaranty with joint and several liabilities.

Article IV Scope of Guaranty (Counter Security)

The scope of guaranty under this contract includes:

4.1 the principal, interest, default interest, compound interest, liquidated damages, damages under the Master Contract, as well as Party B’s expenses for realizing the credit right and other payable expenses, including but not limited to litigation fees, arbitration fees, property preservation fees, appraisal fees, auction fees, execution fees, agency fees, attorney fees, which will be paid no less than 10% of Party B’s security amount.

4.2 the obligations to be performed by the Debtor under the Contract of Entrustment of Guaranty.

Article V Period of Guaranty

5.1 The period of guaranty under this contract is 2 years as from the following date of the expiration of the loan under the Master Contract.

5.2 If any events provided by laws, regulations or the Master Contract occur and the Creditor therefore collect the loan early, the period of guaranty will be 2 years as from the following date of the expiration date as indicated by the notice issued to the Debtor or Party B by the Creditor.

5.3 If the Debtor agrees with the Creditor to extend the loan period under the Master Contract, Party B agrees to continue to provide guaranty, and Party A agrees to continue to assume the guaranty liability, the guaranty period will be 2 years as from the following date of the expiration date of the extension period under the loan extension agreement.

Article VI Party A’s Representations and Warranties

6.1 Party A has the capacity to provide guaranty and may provide guaranty for others according to relevant laws and regulations of the state.

6.2 Party A has sufficient capability to assume the guaranty liability, and its guaranty liability will not be reduced or relieved due to any direction, change of financial conditions, and any agreement entered into with any entity.

6.3 Party A has received and read the Master Contract and the Contract of Entrustment of Guaranty, fully understands the loan purpose of the Debtor under the Master Contract. It is willing to provide guaranty (the counter security) to Party B under the Contract of Entrustment of Guaranty, and its declaration of intention under this contract is real.

6.4 Party A is willing to accept the investigation of Party B on its capital and asset conditions, and will provide real, lawful, complete and valid accounting statements and other materials and information as required by Party B.

6.5 Where the Debtor fails to perform the obligation of repaying the principal and interest of the loan and other expenses according to the Master Contract, Party A will assume the joint and several guaranty liabilities according to this contract, and will authorize Party B to directly collect payment from any account opened at the Creditor by Party A.

6.6 When the Creditor terminates the Master Contract according to the provisions of the Master Contract or laws and regulations, or early collects the loan according to the provisions of the Master Contract, Party B has the right to request Party A to bear early the guaranty liability, and Party A shall perform such joint and several guaranty liability within 5 working days upon the receipt of the Notice of Performing Guaranty Liability. If Party A fails to timely perform the guaranty liability, it will authorize Party B to directly collect payment from any account opened at the Creditor by Party A.

6.7 Where the Debtor provides property security, Party A agrees that it will perform the guaranty liability prior to the property security for the entire debts.

6.8 When any of the following events occurs, Party A shall give 30 days prior written notice to Party B:

6.8.1 change of operating mechanism, including but not limited to contracting, lease, association, merger (acquisition), division, shareholding reform, joint venture with foreign merchants, assets transfer etc;

6.8.2 change of business scope and registered capital, or change of equity;

6.8.3 provision of guaranty for third party’s debt, or creation of mortgage, pledge or security to itself or third party’s debt through its major assets.

6.9 When any of the following events occurs, Party A shall notify Party B in writing within 5 days after the occurrence of such event:

6.9.1 change of affiliation, amendment of corporate articles of association, adjustment of organization structure etc;

6.9.2 going into bankruptcy, out of business, dissolution, stop of business for internal rectification, cancellation of registration, cancellation of business license, and revocation etc;

6.9.3 deterioration of financial conditions, serious difficulty of production and operation, or involved in major economic dispute;

6.9.4 change of name, address, legal representative, telephone etc;

6.9.5 other events that may have adverse effect on the realization of the Creditor’s credit right.

6.10 Where the Creditor and the Debtor agree to revise the Master Contract, except for extension and addition of loan amount, if Party B assumes the security liability, it will requires no Party A’s consent, and Party A will remain responsible for the joint and several guaranty liability within the original scope of guaranty.

6.11 During the validity period of this contract, if the Creditor transfers its credit right to a third party, and Party B assumes the security liability, Party A will remain responsible for the joint and several guaranty liability within the original scope of guaranty.

6.12 During the validity period of this contract, Party A may not provide any security to third parties without Party B’s written consent.

6.13 During the validity period of this contract, when any events under Article 6.8.1 or other events occur to Party A, it shall take measures to ensure the realization of the guaranty liability under this contract.

Article VII Defaulting Liabilities

7.1 When the contract comes into force, either party of Party A and Party B shall perform the obligations under this contract. If either party fails to perform or fails to fully perform the obligations under the contract, it shall assume the corresponding defaulting liabilities, and compensate the losses thus caused to the other party.

7.2 If Party A makes false representations in Article VI of this contract, or if it fails to perform the warranties under Article VI, it will be deemed as material breach, shall pay the liquidated damages of RMB one million to Party B, and compensate all losses thus caused to Party B.

7.3 Where this contract becomes invalid due to reasons not attributable to Party B, Party A shall compensate all losses of Party B within the scope of guaranty (counter security) under this contract.

Article VIII Effectiveness, Modification and Termination of the Contract

8.1 This contract becomes effective when Party A and Party B both sign and affix with the official seal.

8.2 After the contract becomes effective, except for the provisions of this contract, either party may modify or terminate this contract without authorization. If in requirement of modification or termination, it shall first give written notice to the other party, and then reach a written agreement upon both parties’ negotiation.

8.3 This contract is independent of the Master Contract, and will not become void when the Master Contract is void. If the Master Contract is void, Party A will assume joint and several liabilities for the obligations arising from repaying the principal and interest and compensating the losses by the Debtor of the Master Contract.

Article IX Dispute Resolution

9.1 If any dispute arises from the performance of this contract, Party A and Party B may negotiate to resolve; if negotiation fails, they may use any of the following manners:

9.1.1 bring a lawsuit to the people’s court at the place of Party B;

9.1.2 submit to Harbin Arbitration Committee (arbitration place: Harbin) for arbitration according to the current effective arbitration rules of the Committee at time of application for arbitration.

9.2 During the period of litigation or arbitration, the provisions not involved in dispute will remain to be performed.

Article X Miscellaneous

10.1 When Party A fails or fails to properly perform the agreed liabilities, it is willing to accept enforcement.

Article XI Supplementary Provisions

11.1 Except as otherwise stipulated by this contract, all the notices between Party A and Party B will be sent to each other in writing. When any telex or telegraph is sent out, or when the postal letter is delivered to postal office, it will be deemed to be sent to Party A.

11.2 This contract is made in triplicate. Each of Party A and Party B holds one copy, and the notary holds one copy, which have the same legal force.

Article XII Special Notes

Party B has suggested Party A to fully and accurately understand the means and legal consequences of each article hereof, and has made explanation of each article at the request of the guarantor. Both parties have the same understanding of the articles of this contract.

Party A (seal):

Legal representative (responsible person) /authorized agent:

September 13, 2012

Party B (seal):

Legal representative (responsible person) /authorized agent:

September 13, 2012

Pledge Contract (Counter Security) [Ze Yu Bao Zhi Zi (2012) No. 1]

Pledged Asset List

Unit 10 thousand

No.	Name of Pledged Asset	Specifications	Unit	Quantity	Conditions of Pledged Asset	No. of Title Certificate	Original Value of Pledged Asset	Recognized Value of Pledged Asset	Notes
1	5% equities in Daqing Borun Biotechnology Co., Ltd						1000	1000
2							1000	1000
Total Amount

Pledgor (seal):

Legal representative (authorized agent):

September 13, 2012

Pledgee (seal):

Legal representative (authorized agent):

September 13, 2012